Exhibit 99.2

TRANSENTERIX

Moderator: Mark Klausner
May 6, 2015
7:30 am CT

Operator: Please stand by. We’re about to begin.

Good morning ladies and gentlemen and welcome to the TransEnterix, Incorporated First Quarter 2015 Financial and Operating Results Conference Call. Today’s conference is being recorded.

Now, I’ll turn the conference over to Mark Klausner of Westwood Partners. Please go ahead Mr. Klausner.

Mark Klausner: Thank you. Good morning and thanks for joining us today for TransEnterix’s first quarter conference call. Joining us on today’s call are TransEnterix’s president and chief executive officer Todd Pope and its executive vice president and chief financial officer Joe Slattery.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our Web site. To access the webcast, please visit the “Events” link of the IR section of our Web site, TransEnterix.com.

Before we begin, I would like to caution listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update information provided on this call.

For a discussion of risks and uncertainties associated with TransEnterix’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission including the annual report on Form 10K for the year ended December 31, 2014 filed on February 20, 2015; and the Form 10Q for the quarter ended March 31, 2015 expected to be filed on or about May 6, 2015.

With that, it’s my pleasure to turn the call over to TransEnterix’s President and Chief Executive Officer, Todd Pope.

Todd Pope: Good morning and thank you for joining us today to discuss our operating and financial results for the first quarter. On today’s call, I will begin with an update regarding the development of the SurgiBot System and the operating progress we’ve made in the first quarter before handing the call over to Joe who will review our financial results. Then I will wrap up and open up the line to take any questions.

I would like to start with an update regarding SurgiBot. We continue to be focused on completing our upcoming FDA submission and I’m pleased to announce that we now anticipate filing our 510K in June. Since our last quarterly call, we have successfully completed our Good Laboratory Practice — or GLP — studies, a key step that needed to be completed prior to the submission process. Our GLP studies included multiple procedures performed by surgeons from varying specialties to demonstrate the system’s ability to handle the critical tasks commonly performed in laparoscopy.

We’ve been encouraged with the feedback and response we’ve received from the operating surgeons who took part in these studies. We are now in the final stages of gathering data and pulling together the information needed to make our submission in June.

Following our anticipated filing, we will work closely with the FDA to support our submission and provide any additional information that may be requested. We’re excited and proud to be in the position to achieve this important milestone for our company, which is a reflection of the hard work and dedication of the entire TransEnterix team.

We also recently hosted a surgeon panel for the investment community. The panel included two general surgeons and one urologist and focused on those doctors discussing their pre-clinical experience with SurgiBot and their thoughts about how it could be incorporated into practice once available on the market.

The slides from this presentation and the audio webcast are available on our Web site, and I’d like to remind you that the SurgiBot System is currently in development and has not yet been cleared by the FDA for sale in the United States or by other regulatory authorities for sale outside the United States.

The surgeons on this panel felt there were many potential applications for the SurgiBot in their practice areas of general surgery, bariatric surgery, and urology. Each of the surgeons commented on their preference to be in the sterile field, which the SurgiBot will allow them to do. They also commented on the improved ergonomics due to the SurgiBot’s ability to clutch, which allows them to reposition their arms and reduce fatigue.

Finally, each agreed that economic value and efficiency are critical in healthcare. They commented that the anticipated price point and parallels to laparoscopic surgery would make the SurgiBot appropriate for a wide variety of procedures performed in both hospitals and surgical centers.

As we look to the upcoming quarters, our focus will transition toward commercial activities. We have begun the recruiting for senior sales leader and are highly focused on this process. After this person is on board, we will work collectively to refine our thinking around sales force structure and go to market strategy.

I’d now like to turn the call over to Joe to review our financial results.

Joe Slattery: Thanks, Todd. We recognized no revenue or cost of goods sold in the first quarter of 2015 as a result of our discontinuation of the SPIDER Surgical System on December 31, 2014.

Research and development expenses were $7.5 million in the first quarter of 2015 compared with $5 million in the first quarter of 2014. The increase in R&D spend resulted primarily from increased investment in SurgiBot development, including increased costs of preclinical labs, increased contract engineering and consulting services, and increased supplies in personnel-related expenses.

Sales and marketing expenses remained relatively flat at $375,000 for the first quarter in comparison to $406,000 in the prior year period.

General and administrative expenses were $2 million in the first quarter of 2015 as compared to $1.6 million in the prior year period. The increase in expenses was due primarily to increased stock-based compensation costs.

Net loss was $10.1 million in the first quarter of 2015 compared to a net loss of $7.5 million in the first quarter of 2014. On a per-share basis, the net loss was sixteen cents in the first quarter of 2015 based on a fully diluted share count of 63.7 million shares; compared to fifteen cents in the prior year period based on a fully diluted share count of 48.9 million shares.

Looking at the balance sheet, we finished the quarter with $28.4 million in cash and cash equivalents. During the first quarter of 2015, our cash declined by $6.4 million, reflecting $8.2 million in cash burn from operations and approximately l$155,000 in property and equipment investment; offset by the proceeds from the issuance of common stock of $1.8 million under the ATM facility and exercise of stock options of $196,000.

Through today under the ATM facility, we have sold approximately 1.8 million shares for proceeds of $5.7milloin, net of commissions.

I’ll now hand the call back to Todd.

Todd Pope: Thanks, Joe. We’re extremely pleased with our progress this past quarter and to be in position to complete our FDA submission in June. During the review process, we will begin to transition our focus to our commercialization strategy for SurgiBot. These are certainly exciting times at TransEnterix and we look forward to the next chapter for our company.

And with that, I’d like to turn it over to the operator and open up for questions.

Operator: Thank you. If you’d like to ask a question, please signal by pressing star 1 on your telephone keypad. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, press star 1 to ask a question. We’ll pause for just a moment to allow everyone an opportunity to signal.

Our first question comes from Rick Wise with Stifel.

Rick Wise: Good morning, Todd. Good morning, Joe. Talk, Todd, if you would a little bit more about the — getting ready for launch of the commercialization process. You talked about searching for a senior sales leader; maybe just some perspective on the kind of individual you’re looking for, what kind of experience or background.

Do you think we could — is this something that you’d hope to put in place soon, like this quarter? Or no, you just want somebody to come on board after the approval comes? How do we think about it?

Todd Pope: Sure. Good morning Rick and thank you for the question. Yes, right now we’ve always talked about — with a capital product, you like to have sales leadership on, hopefully, two to three quarters prior to approval. So we’ve really started the process of the search now.

What we think about as far as the sales leader — we want someone that’s had experience in high growth med tech areas, a differentiated product; and someone that’s very customer-focused. That’s what we’re really looking at. And we will certainly not wait until an approval to bring that person on. We’ve started the process now and we’ll have that person on here in the second half.

Rick Wise: And just expanding on that, do you — so you probably would? Or, no, you’d wait to start hiring sales folks until that person is in place? Or is that process also underway? And maybe talk to ((inaudible)).

Todd Pope: Well, the first thing we want to do is — go ahead, Rick.

Rick Wise: Just — I was going to say maybe just talk to us about the kind of size sales force you’re thinking about putting in place for year one of the launch.

Todd Pope: Yes. So as far as the first part of your question, we think it’s most important to get a sales leader on board so we can really develop the go to market strategy and the size and the geographic placement of reps with that person. So we’ll start with that hire and we talked about that timing; and then really develop it from there.

My guess is we will have some sales leaders in place prior to the end of the year, but we really haven’t talked about specific numbers, not at this point. We want to really develop that a little further with our leader that we’ll bring in.

Rick Wise: Okay, a couple more questions here.

Todd Pope: Yes, sure.

Rick Wise: Just observing what’s happened in other areas of med tech, it just seems like — my impression is that the FDA seems to be, of late, occasionally more generous with approval timelines. There’s no hard and fast rule, obviously, but if you were lucky enough that the process goes smoothly and, maybe, more quickly than would be the case in a by-the-rulebook approval timeline, if it came earlier, how quickly could you actually be ready to launch? Could an accelerated approval lead to an accelerated launch trajectory?

Todd Pope: Well, I think the FDA has really taken a stance to try to be as open and transparent as possible and things are moving in the right direction there. We feel like our timelines that we’ve provided are adequate. We think we’ll have a thorough submission file and the six to nine months are adequate.

So the way we think about that — approval coming in the first half of next year and then be ready to launch shortly thereafter.

Rick Wise: I know you’re going to love this question, but — so maybe I’ll ask Joe and let him answer it. Any sense how we could think, should think about a first twelve month post-approval revenue run rate? It’s not fair. I know there’s a million moving pieces here but, to speak for myself, I certainly want to start thinking about directionally what numbers like that could be.

Joe Slattery: Rick, this is Joe. Yes, we’re not in a position to give any guidance and I look forward to seeing your thoughts on the subject.

Rick Wise: Last for me for now — at SAGES, we’ve got another good up close and personal look at Intuitive Surgical SP999 single port system. Maybe, Todd, just your latest thoughts on how it might — you’re thinking about how it might compare and contrast to SurgiBot.

And a question I often get asked is whether -if their launch would be at all contemporaneous with the rollout of SurgiBot. Do you think that slows your ramp-down or hospital decision-making process? How do we think about it? Thank you very much.

Todd Pope: Yes, thank you Rick. Yes, coming out of SAGES, I think it continues to be a lot of activity around the surgical robotics space. It continues to confirm our belief that it’s at a very attractive market. It has some unmet needs, both from the incumbent and others.

So we’re encouraged by the feedback that we’ve gotten when we’ve talked to the market about our product — how it relates to others that might be coming. We probably don’t want to get into a lot of specific comparison on products that neither are out on the market, but the thing that we continue to hear when we talk about our product and then we talk about it juxtaposed to others is surgeons are excited about the SurgiBot and being able to remain in the sterile field. We’ve talked about that — just the benefits that affords them. Very excited about remaining in the sterile field as they always have been with their surgeries.

They really are starting to see a real comparison in differentiation with the SurgiBot. We mimic or replicate laparoscopic motions and that’s very familiar. We’re going to be going to approach laparoscopic surgeons and to be able to give them that same motion that they’re used to has been a big benefit; and certainly the lower capital investment that the SurgiBot provides. All are, we think, differentiators that will set us up well.

Rick Wise: Thank you very much.

Todd Pope: Yes, thank you Rick. Appreciate the questions.

Operator: Our next question is from Larry Keusch with Raymond James.

Larry Keusch: Hi Todd. Could you just review again — I know you said at a high level the timing for the submission and broadly what needs to get done between now and then, including the gathering of the data. But could you be a little more granular on what exactly needs to occur to get this thing filed?

Todd Pope: Certainly, Larry. Thank you for the question. So we’ve completed the majority of the work necessary for our 510K filing. We’ve retired quite a bit of risk over the past couple months. Our key remaining tasks are some verification and validation that needs to be finalized and then, really, the assembly of the submission itself. It’ll take a fair amount of effort and time. Much of the writing has been completed, but we need to insert a lot of the remaining data we’re collecting to finalize that.

So we feel good about that. Obviously, reiterated timing this morning in our release and in the call here this morning. And our confidence is high on that.

Larry Keusch: Okay, great. And where do we stand with CE mark plans?

Todd Pope: Yes, well, what we’re really thinking about as far as CE mark is pursuing that after we get our FDA submission in. There’s certainly some international markets that you can leverage with an FDA clearance and we’ve been able to do that prior with our SPIDER product. But that’s going to be our focus on CE mark after submission.

Larry Keusch: Okay, great. And last one, I guess, for Joe is — you had the burn here of about $10 million. How do we think about that burn rate as we move through the year? And could you also help us think about — I think you said $5.7 million net on the ATM. I think you have up to $25 million — again, how we might think about the potential to tap into that to raise the cash balances.

Joe Slattery: Sure, Larry. With respect to burn, just think about burn rates for the rest of the year about the same, in the eight to ten million dollars range — closer to eight in general, but that kind of range could show up; which will give us — cash gets us — our current cash gets us into the first quarter of next year.

And as far as the ATM goes, we’re just being very strategic and careful about how we balance raising capital with the impact on the stock price. And I think we’ve been very successful so far, but we may or may not be in the market with the ATM going forward.

Larry Keusch: Okay, terrific. Thanks very much guys.

Todd Pope: Thank you, Larry.

Operator: Our next question comes from Greg Chodakzec with CRT Capital.

Greg Chodakzec: Thanks, good morning guys. Just a couple of quickies because Rick took my other thirty-five questions. In terms of filing, will most of the instruments be with the filing or is that a separate filing on top of it? And specifically, the advanced energy instruments — how would that work?

Todd Pope: Yes. Our filing will include the majority of our instruments as it has in the past.

Greg Chodakzec: Okay. And in terms of procedures, you had three surgeons at SAGES who were across the board with urology and general surgery. Is all those type of procedures what you’re going after? Not for filing — this is just — if it’s done laparscopically, it can be done by the SurgiBot. Is that truly how this is going to be marketed?

Todd Pope: Yes. I think it’s a differentiation of what’s clinically capable and then how we go through our filing and the approval we get. So right now, as we go out and talk to our primary focus surgeons around bariatric, general, colorectal, and GYN, and we’ll see as we go through the filing process and get our approval. That will really sharpen our focus as far as where we go. But those are the specialties that we’ve been interacting with the most up to this point.

Greg Chodakzec: Okay. And last but not least for you Joe — I’m assuming R&D starts to tick down now once the filing has been done?

Joe Slattery: It — because of the accounting treatment of the way — without a product approval, any work we put into inventory build, internal documentation, and those kinds of things — it all gets charged to R&D. So the R&D — it’s not pure R&D the way you think about it. From an accounting treatment, a lot of our operating costs will still be charged to R&D for the next couple of quarters and then it’ll tick down in the fourth quarter as it migrates more toward a commercial product.

Greg Chodakzec: Okay, fantastic. Thanks Joe. Thanks guys.

Todd Pope: Thanks Greg.

Operator: Our next question comes from Jeffrey Cohen with Ladenburg Thalmann.

Jeffrey Cohen: Hi Joe and Todd. Thanks for taking the questions.

Todd Pope: Good morning Jeff.

Jeffrey Cohen: So just a few as most of them got taken up. So firstly, thank you for organizing the surgeon panel at SAGES. It was actually very helpful to hear the opinion of a few of the experts.

And with that, could you talk a little bit about follow-on clinical programs? I know that your focus right now is upon approval, but if you could talk a little bit about interest from surgeons as far as any investigator-initiated studies or any plans or requirements for follow-on studies or phase four studies. If you could comment on that, that would be helpful.

Todd Pope: Thank you Jeff. As in most 510K’s, when we get an approval we’ll be out in the market and then we’ll gather data post-approval at our early launch. You always like to gather data, see how it’s being used, and continue to update the community on that. And that’s what our plans will be, like most typical 510K post-approval rollouts.

Jeffrey Cohen: Okay. And insight into — is there interest out there amongst investigators as far as wanting to do some studies post-approval?

Todd Pope: Well, I think any time that you have a market that has the interest of robotics you have a few options for them. When the new technology gets out there there’s high interest, certainly, and we certainly feel that interest from multiple specialties about multiple procedures; but we want to go through our regulatory process first, really focus on that. And then we have no lack of interest from people that are interested in getting going with it and taking a look at it in different areas.

Jeffery Cohen: Got it. Okay, so it’s still a little early. So that does it for me. Thanks very much.

Todd Pope: Okay, Jeff. Thank you.

Operator: I’d like to turn the conference back to Todd Pope for any additional or closing remarks, sir.

Todd Pope: Thank you. I want to, again, thank you all for joining us today to discuss our first quarter 2015 results. We look forward to updating you on our progress on the next call. Thank you.

Operator: This concludes today’s conference. Thank you for your participation.

END